Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of AMCI Acquisition Corp. on Form S-4 Amendment No. 2 [File No. 333-250946] of our report dated March 27, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of AMCI Acquisition Corp. as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and for the period from June 18, 2018 (inception) through December 31, 2018, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum llp
Marcum llp
New York, NY

January 14, 2021